Exhibit 10.12

                              BANDAG, INCORPORATED
                   Description of Short-term Compensation Plan


     As part of the total compensation package for the four top executive officers (the "Executive Officers") of the Company, the Management Continuity and Compensation Committee ("MCC") of the Board of Directors sets annual earnings per share ("EPS") targets for the Company. The MCC then grants contingent award values to the Executive Officers. The award values are typically based on a percentage of the target compensations for the Executive Officers set by the MCC. The awards are payable in restricted shares of Class A Common Stock if the EPS targets are met.

     The MCC sets the EPS targets and award values to the Executive Officers as follows: the first is a Threshold EPS, below which no restricted stock grants are made and, if met, provides for the lowest award value; the second is a Target EPS, which provides for a higher award value if the Target EPS is met; and the third is a superior EPS, which provides for the highest award value if the Superior EPS is met. If EPS falls between identified target EPS numbers, arithmetical interpolation is used to determine the award value. The number of shares of restricted stock to be granted are computed by dividing an individual award value by the fair market value of a share of Class A Common Stock on the fourth Tuesday in February following the end of the fiscal year. The shares of restricted stock become freely transferable after three years from the date of grant, but terminate if employment is terminated within such three-year period, except that the shares vest and become freely transferable if the termination of employment is caused by death, Disability or Retirement, as Death and Disability are defined in the Stock Award Plan.

     The executive officers receiving the contingent awards currently are Martin
G. Carver, Chairman of the Board, President and Chief Executive Officer, Warren
W. Heidbreder, Vice President, Finance and Chief Financial Officer, John C. McErlane, Vice President of the Company and President of Tire Distribution Systems, Inc., a wholly owned subsidiary of the Company, and Nathaniel L. Derby II, Vice President, Manufacturing Design.



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